Exhibit 99.1

P.O. Box 25099 ■ Richmond, VA 23260 ■ Phone: (804) 359-9311 ■ Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan	RELEASE: Immediately
Email	Phone: (804) 359-9311 Fax: (804) 254-3594 investor@universalleaf.com

Universal Corporation Reports EU Announcement

Richmond, VA, October 25, 2005 / PRNEWSWIRE

Universal Corporation (the “Company”) announced today that it received notification from the European Commission Competition Directorate (the “Commission”) that the Commission has imposed fines on four Italian tobacco processors totaling €56 million (about $67 million) for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market. The Company’s Italian subsidiary, Deltafina SpA (“Deltafina”), and the Company were jointly fined a total of €30 million (about $36 million).

The Company was surprised by the Commission’s decision, as it does not believe that the decision can be reconciled with the Commission’s Statement of Objections and the facts. As previously reported, Deltafina had received conditional immunity from the Commission in March 2002 because Deltafina voluntarily informed the Commission of activities in the Italian leaf markets that were the basis of a Commission investigation. After benefiting from the Company’s and Deltafina’s continued cooperation for the following two years, the Commission notified the Company in December 2004 of its intent to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. The Commission’s February 2002 leniency notice does not contain any specific requirement of confidentiality. In addition, the Company and Deltafina discussed with the Commission in March 2002 potential situations in which such disclosure could occur, and the Commission did not indicate that disclosure would affect Deltafina’s immunity.

Although the Commission is not expected to issue the text of its final decision until next month, the Company and Deltafina each intend to appeal the decision to the European Court of First Instance. The Company and Deltafina both expect to be successful in the appeal. The Company will continue to assess any impact the Commission’s decision may have on its financial position and results of operations.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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